EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CytRx Corporation
Los Angeles, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 12, 2010, relating to the consolidated financial statements and financial statement schedules of CytRx Corporation and the effectiveness of CytRx Corporation’s internal control over financial reporting appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO USA, LLP
(formerly known as BDO Seidman, LLP)
New York, New York

December 13, 2010